Exhibit 99.1

 YORK International Comments on 2005 Outlook; Company Updates 2004 Expectations

     YORK, Pa.--(BUSINESS WIRE)--Dec. 20, 2004--YORK International Corporation (NYSE:YRK) today provided comments on its 2005 outlook. Earnings for the full year of 2005 are estimated to be $2.60 to $2.90 per share. Based on current market trends, expectations are at the lower end of this range. Relief on material costs and an improvement in the large equipment markets in the United States and Europe would contribute to delivering the higher end of the range.
     C. David Myers, President and Chief Executive Officer, said, "The majority of our operations are performing well and our working capital utilization is sound. While we expect continued challenges from cost increases and deployment of business systems, we will deliver earnings improvement in 2005 in both absolute dollar terms and in earnings as a percent of sales."
     He continued, "For 2005, price realization is our number one priority. All of our businesses raised prices during 2004 and have announced further increases for 2005. We are focused on achieving these increases to minimize the impact of cost increases. We will continue to invest in VISTA, IT infrastructure and product development to support our strategic goals. We will moderate the pace of these investments in 2005 in light of the current material cost environment."
     Most of the Company's markets are improving and show signs of continued unit growth. Expectations include strong growth in China and the Middle East; modest growth in the Americas, UPG and other Asian countries; and stability in Europe and at Bristol Compressors. The Company's key operating expectations include:

     -- Revenue growth of its service and parts businesses of at least 10%. The Company will continue to expand and invest in its service business, improve productivity and expand the multi-site commercial service business. YorkConnect, which has been deployed in all U.S. offices, will continue to negatively impact productivity in the first half of 2005 versus 2004 as new procedures and systems are employed. Benefits from the deployment will be evident in 2006.

     -- Revenue growth in China of at least double the GDP growth rate of the overall Chinese economy. Margin pressure in China will continue to be a challenge.

     -- Continued growth and market share gains in the middle market product lines attributable to the success of new air handling units, controls and small tonnage chiller products.

     -- Increased pricing to offset material cost increases. The gross material cost increases over 2004 are expected to be approximately $100 million based upon current material cost levels.

     The Company also anticipates:

     -- Positive cash flow of $55 million. This cash target does not reflect acquisitions or divestitures, and is before dividends.

     -- Capital expenditures, including IT outlays, to be approximately $95 million. Increases in capital expenditures are primarily attributable to investments in UPG to prepare for new efficiency requirements in 2006 (13 SEER) and investments in Asia to support further growth. Depreciation and amortization is expected to be $79 million.

     -- An increase in the tax rate to 27%. This includes the effects of the repeal of U.S. export incentives and higher profits in higher tax jurisdictions. The 27% tax rate and the cash flow target do not include any additional impact of the American Jobs Creation Act of 2004.

     --   Higher interest expense due to higher average borrowing rates.

     -- Average shares outstanding to increase in 2005 as a result of the dilutive impact of options outstanding and exercised. Guidance for 2005 does not include any impact from expensing stock options upon the adoption of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment."

     For the full year of 2004, the Company now expects earnings to be approximately $1.90 to $2.00 per share, which includes the furnace remediation program and the favorable tax adjustment recorded in the second quarter this year.
     Commenting on the 2004 expectations, Mr. Myers said, "We continue to experience inefficiencies in our U.S. service operations following the deployment of YorkConnect. In addition, our operations in China experienced a decline in orders expected to ship by year-end, as well as pricing and cost pressures. Although revenue growth in China remains strong, the volume will be lower than anticipated."
     Mr. Myers continued, "We will continue to drive improvement throughout all our businesses, delivering the benefits of the investments we have underway, growing in key areas and effectively controlling expenses. We remain optimistic about YORK's future performance and the achievements we expect."
     YORK International will release its full year 2004 results on February 24, 2005. The Company will conduct a conference call to discuss year-end results on February 24, 2005 at 9:00 a.m. eastern. First quarter 2005 results will be issued on Thursday, April 21, 2005.
     This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include estimates used in determining the expected cost of the furnace remediation program, rising material costs, the ability to achieve price realization, disruption from implementation of business systems, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.
     YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 23,600 employees worldwide.

     CONTACT: YORK International Corporation
              Helen Marsteller, 717-771-7451